SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[_]   Preliminary proxy statement.
[_]   Definitive proxy statement.
[X]   Definitive additional materials.
[_]   Soliciting material under Rule 14a-12.
[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                           THE NEW GERMANY FUND, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[_]   Fee paid previously with preliminary materials.
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The New Germany Fund, Inc.                                                [LOGO]

Background Information Regarding the 2006 Annual Meeting

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      1.    Contested Annual Meeting Expected. Despite the strong absolute and relative performance of The New Germany Fund (NYSE symbol: GF) for the last several years, this year the Fund will have a contested annual meeting. In addition to a contest for the three director slots (of a total of 11) that are up for election this year, the Fund has been notified of several stockholder proposals.

            a. The opposition is being organized by a few small hedge fund operators, led by Phillip Goldstein of Opportunity Partners L.P. (a.k.a. Bulldog Investors) and Karpus Investment Management, who have a history of trying to make a one-time profit from the discount inherent in most closed-end funds, generally through liquidation or crippling tender offers. Their pattern has been to force funds to take such actions and then move on to target other funds. Opportunity Partners and Karpus recently filed a joint Schedule 13D with Laxey Partners, an investment manager based in the Isle of Man.

            b. Goldstein conducted a proxy contest against the Fund last year, which was unsuccessful.

            c. The Board of the Fund is opposed to these efforts and seeks support of stockholders for the reasons referred to below.

      2. Excellent Performance. The Fund has returned over 270% to shareholders through dividends and stock price appreciation from January 1, 2003 to March 31, 2006. For 2006 alone, the Fund's NAV return was 26.26% and market price return was 27.38% (on a non-annualized basis, as of March 31).

      3. Qualified Incumbent Directors. The Fund's three directors who are up for re-election have each served for over 10 years and are eminently qualified. Importantly, these directors satisfy the Fund's director qualification bylaw, which requires relevant experience and country knowledge about Germany, where the Fund invests.

            a. Dr. Franz Wilhelm Hopp served as chief financial officer of ERGO, a large German insurance company that is a member of the Allianz group of financial companies. At ERGO, Dr. Hopp helped oversee over $100 billion in German and other investments. He currently sits on the supervisory boards of many prominent German financial, real estate and environmental companies.

            b. Ernst-Ulrich Matz was chief financial officer for over 20 years at IWKA, a large German company diversified in automation, production and manufacturing technologies. Since his retirement in 2000, Mr. Matz has worked as a consultant and served on the supervisory boards of several German companies engaged in industrial technology. He is a member of the Fund's Advisory Committee.

            c. Dr. Frank Tromel was chief executive officer and chief financial officer for over 20 years of the large diversified German companies ALTANA AG and Delton AG. Since 2000, Dr. Tromel has been a member of the German Accounting Standards Board, and he has served as its vice chairman since 2002. He is a member of the Fund's Audit, Advisory and Nominating Committees.

      4. Unqualified Opponents. Just as last year, Goldstein's three opposing candidates do not satisfy the Fund's director qualification bylaw, which requires relevant experience and country knowledge about Germany, where the Fund invests. A Fund stockholder, using the same counsel often used by Goldstein, brought a lawsuit in 2005 challenging that bylaw. The Fund is contesting the lawsuit. No resolution is expected before the 2006 annual meeting.

      5. Three Related Stockholder Proposals. There are also three stockholder proposals, all designed, together with the contested director election, to pressure the Fund into tender offers or equivalent detrimental action to enable the opponents to make a one-time gain.

            a. Goldstein has submitted a proposal to override the Fund's director qualification bylaw, in order to make it easier for him to nominate candidates that share his short-term interests.

            b. Goldstein has also submitted a proposal recommending that the Board take action to allow stockholders to "realize net asset value" for their shares - again, through tender offers or similar actions. Similar proposals in 2004 and 2005 garnered insufficient support.

            c. Another stockholder of the Fund has submitted a proposal to terminate the Fund's contract with its investment adviser, though he freely admits his underlying goal is to force the Fund to open-end or take similar actions. The Board continues to believe that the Fund benefits from the closed-end format, due to, among other things, the less liquid nature of the Fund's investments and the volatility the Fund would experience if it were to open-end.

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   If you have any questions please contact Patricia Rosch of Deutsche Asset
                         Management at (212) 454-2123.